EXHIBIT 23

                              Accountants' Consent


Board of Directors
First Kansas Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of First Kansas Financial Corporation and subsidiary of our report dated March 3, 2000 relating to the consolidated balance sheets of First Kansas Financial Corporation and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 1999 annual report on Form 10-KSB of First Kansas Financial Corporation and subsidiary.



                                   /s/ KPMG LLP
                                   --------------------------

March 24, 2000
Kansas City, Missouri